Exhibit 99.1

LAKELAND INDUSTRIES RETAINS RAYMOND JAMES & ASSOCIATES TO EXPLORE STRATEGIC ALTERNATIVES

RONKONKOMA, NY – June 12, 2012, Lakeland Industries, Inc. (NASDAQ: LAKE) (the “Company”) today announced that it has engaged the investment banking firm of Raymond James & Associates, Inc. to assist the Board of Directors in its evaluation of a broad range of financial and strategic alternatives, including, but not limited to, changes in the Company’s capitalization, potential restructuring of existing debt or a possible sale of all or part of the Company. The Company determined to pursue a review of these transaction alternatives in order to enhance shareholder value and strengthen its financial position in light of the potential enforcement of the $10 million arbitral award against the Company which was initially reported by the Company in May 2012.

There can be no assurances that this review will result in any specific action or transaction. The Company does not expect to make any further comment unless its Board of Directors has approved a specific action.

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies.

# # #

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements, without limitation, regarding our expectations, beliefs, intentions or strategies regarding the future. Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in press releases reports and filings filed with the Securities and Exchange Commission. All statements, other than statements of historical facts, which address Lakeland’s expectations for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” which words reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

* * *

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:

Lakeland Industries	Darrow Associates for Lakeland
631-981-9700	631-367-1866
Christopher Ryan, CEO,	Jordan Darrow
CJRyan@lakeland.com	jdarrow@darrowir.com

Gary Pokrassa, CFO,
GAPokrassa@lakeland.com
701-7 Koehler Avenue, Suite 7
Ronkonkoma, NY 11779
www.lakeland.com